Exhibit 12

                                         FARMERS GROUP, INC.
                                          AND SUBSIDIARIES
                                      COMPUTATION OF THE RATIO
                                    OF EARNINGS TO FIXED CHARGES
                                        (Amounts in thousands)


                                                       Years ended December 31,
                                      2000          1999          1998          1997          1996
                                   ----------    ----------    ----------    ----------    ----------

Consolidated income before
 provision for taxes               $1,188,543    $1,103,900    $  950,562    $1,002,106    $  863,143

Add:
  Portion of rents
   representative of interest          11,189         9,576         7,444         7,120         6,707
  Interest                             43,002        45,552        43,935        45,031        52,883
                                   ----------    ----------    ----------    ----------    ----------
Income, as adjusted                $1,242,734    $1,159,028    $1,001,941    $1,054,257    $  922,733
                                   ==========    ==========    ==========    ==========    ==========

Fixed Charges:
  Portion of rents
   representative of interest      $   11,189    $    9,576    $    7,444    $    7,120    $    6,707
  Interest                             43,002        45,552        43,935        45,031        52,883
                                   ----------    ----------    ----------    ----------    ----------
Total fixed charges                $   54,191    $   55,128    $   51,379    $   52,151    $   59,590
                                   ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed
 charges:                               22.9 x        21.0 x        19.5 x        20.2 x        15.5 x

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